NewsRelease		(WILLIAMS LOGO)

NYSE: WMB

Date:	July 6, 2005

Irl Engelhardt Joins Williams Board

TULSA, Okla. – Irl Engelhardt, 58, has been elected to the Williams (NYSE:WMB) board of directors.

He is chairman and chief executive officer of Peabody Energy (NYSE:BTU).

Engelhardt joined Peabody in 1979 after a decade of management consulting experience and held various officer-level positions prior to being named CEO in December 1990.

Peabody Energy is the world’s largest private-sector coal company, with 2004 sales of 227 million tons and $3.6 billion in revenue. Its coal fuels more than 10 percent of all U.S. electricity and 3 percent of worldwide electricity.

“Irl brings a wealth of energy industry experience and management talent to the board,” said Steve Malcolm, chairman, president and chief executive officer of Williams. “Williams is poised to build on the solid foundation we have established and I know that Irl will be a valuable addition to our board as we focus on growing shareholder value.”

Engelhardt’s business experience includes serving as group executive and director of Hanson Industries, chairman of Cornerstone Construction and Materials, chairman of Suburban Propane, chairman of the power marketer Citizens Power, co-CEO of The Energy Group (LSE:TEG) and chairman of Peabody Resources Limited (Australia).

He is currently co-chairman of the Coal-Based Generation Stakeholders Group. He has previously served as chairman of the Center for Energy and Economic Development, the National Mining Association, the Coal Industry Advisory Board of the International Energy Agency and the Coal Utilization Research Council.

Engelhardt is also a member of the Conservation Fund’s Corporate Council and The Business Roundtable.

He resides in St. Louis, where he is also a director of The Federal Reserve Bank of St. Louis.

About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan

Williams (media relations)

(918) 573-6932

Richard George

Williams (investor relations)

(918) 573-3679

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.